SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]	Preliminary Proxy Statement
[_]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[_]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[_]	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

REGENCY CENTERS CORPORATION
(Name of Registrant as Specified in Its Charter)

_________________
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]     No fee required.

[_]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total Fee Paid:

[_]	Fee paid previously with preliminary materials.

[_]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:
(2)	Form, schedule or registration statement no.:
(3)	Filing party:
(4)	Date filed:

Receive Your Annual Report Materials Electronically

Dear Regency Shareholder,

In a continuing effort to improve the efficiency of our business and also to further our company-wide commitment to becoming better stewards of the environment through our greengenuity™ initiative, Regency has elected the Notice and Access rule adopted by the Securities and Exchange Commission on July 1, 2007. This allows shareholders access to proxy materials and our 2007 Annual Report online rather than receiving those documents in the mail.

Our online services are available to both registered and beneficial shareholders who have Internet access. Votes received online are processed and tabulated in the same fashion – by an independent third party – as votes received by telephone or paper ballot.

This service not only allows shareholders to access these materials more quickly than ever before, but also helps Regency reduce printing and postage costs, while reducing the amount of paper delivered to your home. Moreover, an interactive, searchable, HTML version of both its annual report and proxy statement will be available on the voting site as well as the Investor Relations tab of Regency’s corporate website.

For directions on voting your proxy online, please visit http://enroll.icsdelivery.com/reg. On the Enrollment Maintenance page, click “Change/Cancel Existing Enrollment,” or simply refer to the enclosed proxy card or voting instruction form. By taking advantage of these online services, your election will apply not only to the Regency shares held in your bank or brokerage accounts, but also to the securities of any other companies that offer shareholder communications over the Internet.

Shareholders who have accounts with multiple brokers will need to complete the process for each brokerage account. Upon completion of your enrollment, you will receive an e-mall confirming your election to use the online services.

Your enrolment in the online program will remain in effect as long as your account remains active or until you cancel it. We are pleased to offer these services to our shareholders and encourage you to participate. Thank you for investing in Regency Centers.

Sincerely yours,

Martin E. “Hap” Stein, Jr.
Chairman and CEO
Regency Centers